NaturalNano, Inc.

15 Schoen Place

Pittsford, NY 14534

                                                  November 27, 2013

Alpha Capital

C/o LH Financial 150 Central

Park South
2nd Floor

New York, NY 10019

Ladies and Gentlemen:

This letter shall serve as the agreement and promise of Natural Nano, Inc. (the "Company") to pay to the order of Alpha Capital. ("Alpha"), the sum of $1500.00 plus interest at 8% per annum. The Company acknowledges that Alpha has advanced $1500.00 in funds at the Company's request, and the Company's obligations hereunder shall be secured by all other collateral that secures the various senior secured promissory notes that the Company has previously issued to Longview. In the event the Company fails to repay Alpha in accordance with the terms of this letter, Alpha should be entitled to exercise all rights granted to it as a secured creditor pursuant to the Security Agreements (as defined in the 8% Senior Secured Promissory Note issued to Longview by the Company on or about November 5. 2008).

All payments under or pursuant to this Note shall be made in United States Dollars, in immediately available funds, to Longview at the address set forth above or at such other place as Longview may designate from time to time in writing to the Company or by wire transfer of funds to Longview's account, as requested by Longview. The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on February 28, 2014.

Very truly yours,

Natural Nano, Inc.

/s/ James Wemett
Name: James Wemett
Title: CEO